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                                                                     EXHIBIT 5.1

                            OPINION OF BRYAN CAVE LLP

November 27, 2000

Geoworks Corporation
960 Atlantic Avenue
Alameda, California 94501

         Subject: Geoworks Corporation - Registration Statement on Form S-3 for
                  Resale of 3,377,437 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Geoworks Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of 3,377,437 shares of the Company's common stock, $.001 par value per share (the "Shares"), as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed and relied without independent investigation the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares, and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. This opinion is not rendered with respect to any laws other than the laws of the State of California, the corporate law of the State of Delaware, and the Federal law of the United States.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                          Very truly yours,


                                          /s/ Bryan Cave LLP
                                          BRYAN CAVE LLP